Exhibit 99.2

U.S. PHYSICAL THERAPY, INC. (“USPH”)

DISCRETIONARY LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT

FOR 2020 (“Discretionary LTIP”)

Purpose:  To incentivize Executives eligible for this Discretionary LTIP to achieve certain strategic, operational, business growth & development and other criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives’ equity interest in USPH.

Effective Date:  This Discretionary LTIP is established effective March 3, 2020.

Description of Discretionary Awards Criteria:  In addition to any other awards under the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the “2003 Plan”) or any other long term incentive plan or bonus plan, policy or program of USPH, and not in lieu of any other such award or payment, the Compensation Committee of the Board of Directors of USPH (as the term “Committee” is defined in Section 1.8 of the 2003 Plan) may, in its judgment and at its sole discretion, grant Restricted Stock Awards (“RSAs”) under the 2003 Plan, based on its evaluation of an Executive’s performance and the collective corporate performance for 2020. The factors to be considered include:

CEO

1.	Corporate Leadership/Transition of CFO
2.	Cost Control
3.	Briotix Development
4.	Same Store Growth/ Visit Growth
5.	Compliance
6.	Acquisitions

COO West

1.	Briotix success, integration and forward progress
2.	Cost Control at the clinic level and margin stability at Briotix
3.	Development of West Team - Succession Planning
4.	Compliance
5.	Same Store Growth/ Visit Growth
6.	Development of additional de novo facilities and tuck ins

COO EAST

1.	Management Contract Development
2.	Compliance
3.	Development of East Team – Succession Planning
4.	Same Store Growth/ Visit Growth
5.	Development of additional de novo facilities and tuck ins
6.	Cost Control

Participants:  Executives who will have an opportunity to be granted RSAs under this Discretionary LTIP shall be the Chief Executive Officer (“CEO”), the Chief Operation Officer West (“COO West”), and the Chief Operation Officer East (“COO East”). The following shall be the maximum amount of shares that may be awarded under this program to each specified participant: CEO = up to 8,800 shares; COO West = up to 4,400 shares; COO East = up to 4,400 shares.

Administration:  The Compensation Committee shall administer this Discretionary LTIP. The Compensation Committee shall have the exclusive authority to interpret and construe the terms of this Discretionary LTIP and make all determinations under this plan, and its decisions shall be final and binding in all persons. The Compensation Committee shall set out the vesting and other terms of an RSA in writing

Award Grant Date:  Any RSAs granted under this program shall be granted under the 2003 Plan in the first quarter of 2021 after the Compensation Committee determines the amount, if any, of the RSAs to be granted to each participant. In addition, RSAs shall be granted only if the participant remains employed by USPH (or its affiliates) continuously from the Effective Date through the date of the grant of the RSA. All RSAs shall be granted in writing and subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2021 and ending January 1, 2025, subject to acceleration of vesting based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive’s employment agreement with USPH.

Certain Tax Considerations:  Any awards actually granted under this program shall be subject to Code Section 83(b).